Exhibit 10.6

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
AMENDMENT NO. 1 (this “Amendment”), dated as of the 9th day of February, 2015, to EMPLOYMENT AGREEMENT, entered into as of the March 1, 2010 (the “Agreement”), by and between MFA FINANCIAL, INC., a Maryland corporation (“MFA”), and Sunil Yadav (“Executive”).
W I T N E S S E T H:
WHEREAS, the parties hereto entered into the Agreement (capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement); and
WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Paragraph 1 (Term of Employment) of the Agreement is hereby amended by deleting subparagraph (b) thereof in its entirety and replacing it with the following:

“(b) The term of employment (the “Term of Employment”) under this Agreement shall continue until December 31, 2015 (the “2015 Expiration Date”), and shall include each Renewal Term (as defined below) as may be applicable. The Term of Employment shall automatically renew for a one-year period (each such renewal, a “Renewal Term”) unless either party shall give notice to the other of his or its intent not to renew this Agreement not less than ninety (90) days prior to the 2015 Expiration Date, or in the case of a Renewal Term commencing after the 2015 Expiration Date, not less than ninety (90) days prior to the end of such Renewal Term. Notwithstanding the foregoing sentences of this Paragraph 1(b), the Term of Employment may be terminated before December 31, 2015, or in the case of a Renewal Term, before the end of any such Renewal Term, in accordance with Paragraph 5 hereof. Following the expiration of the Term of Employment, unless the parties agree otherwise, the Executive shall be employed by the MFA on an “at-will” basis.”
2.    Paragraph 2 (Position; Duties and Responsibilities) of the Agreement is hereby amended by deleting subparagraph (a) thereof in its entirety and replacing it with the following:
“(a) During the Term of Employment, the Executive shall be employed as Senior Vice President of MFA, reporting to the President and Chief Operating Officer of MFA (the “President”), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such office at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the President.”
3.    Paragraph 3 (Compensation) of the Agreement is hereby amended by deleting subparagraph (a) thereof in its entirety and replacing it with the following:
“(a) Base Salary. During the Term of Employment, unless otherwise agreed to by the Executive, MFA shall pay to the Executive a base salary (the “Base Salary”) equal to three hundred thousand dollars ($300,000) per annum. The Base Salary shall be paid in accordance with MFA’s normal payroll practices.”
4.    Paragraph 4 (Employee Benefit Programs and Fringe Benefits) of the Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:
“4. Employee Benefit Programs and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to twenty (20) days of vacation and five (5) personal days each calendar year. In addition, the Executive shall be eligible to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with MFA’s policies, incurred by the Executive in connection with his employment.”

5.    Paragraph 5 (Termination of Employment) of the Agreement is hereby amended by deleting subparagraph (d) thereof in its entirety and replacing it with the following:
“(d) Termination Related to Change in Control. In the event of the termination of the Executive’s employment by MFA other than for Cause or the Executive’s resignation of his employment for Good Reason, in either case, within twelve (12) months following a Change in Control, the Executive’s Term of Employment shall terminate, and if the requirements of Paragraph 5(h) are met,

(i)	MFA shall immediately pay to the Executive in a lump sum, any Accrued Obligations and any other payments payable to the Executive pursuant to Paragraph 5(e) below;

(ii)
MFA shall immediately pay to the Executive in a lump sum, but in all events within two and one-half months following the calendar year in which such termination of employment occurs, an amount equal to one (1) times the sum of (A) the Executive’s then-current Base Salary and (B) the Average Performance Bonus; and

(iii)	the Executive shall have no further rights to any other compensation or benefits hereunder on or after termination of employment.
To the extent necessary to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with a Change in Control, the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).”

6.     Paragraph 6 (Definitions) of the Agreement is hereby amended by deleting subparagraph (f) (Pre-Change-in-Control Event) thereof in its entirety and replacing it with the following:

“(f) Intentionally omitted.”

7.    Except as specifically set forth herein, the Agreement and all of its terms and conditions remain in full force and effect, and the Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Agreement as amended by this Amendment.
8.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
9.    This Amendment and all rights hereunder, and any controversies or disputes arising with respect hereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.
10.    This Amendment shall be binding upon and inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. The Agreement, as amended by this Amendment, contains the entire agreement between MFA and the Executive concerning the subject matter thereof, as amended by this Amendment, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:
MFA FINANCIAL, INC.

By:	/s/ William S. Gorin
Name: William S. Gorin
Title: Chief Executive Officer

EXECUTIVE:

By:	/s/ Sunil Yadav
Name: Sunil Yadav

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